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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the incorporation by reference of those references and use of our reports dated September 17, 2004, on the financial statements and financial highlights of AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Real Estate Fund, AIM Short Term Bond Fund, and AIM Total Return Bond Fund as of and for the year ended July 31, 2004 in the Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A No. 33-39519).



Houston, Texas
November 18, 2004